Exhibit 35.1
  ALLY BANK
200 West Civic Center Drive
Sandy, UT 84070

As of December 31, 2024

U.S. Bank Trust Company, National Association	BNY Mellon Trust of Delaware
As Indenture Trustee	As Owner Trustee
Attn: Global Corporate Trust	Attn: Corporate Trust Office
Jennifer Napolitano	Dawn Plows
190 South LaSalle Street, 7th Floor	103 Bellevue Parkway
Chicago, IL 60603	Wilmington, DE 19809

Copy To:

The Bank of New York Mellon Trust, N.A.	Ally Auto Assets LLC
Attn: Structured Finance Services	Ally Bank
Shylock Baloyi	Attn: Elliot Kahan
311 S. Wacker Drive, Suite 6200B	601 S. Tryon Street
Chicago, IL 60606	Charlotte, North Carolina 28202

Re:	Ally Auto Receivables Trust 2024-2
Annual Statement as to Compliance

Ladies and Gentlemen:

Reference is made to Section 4.01 of the Servicing Agreement (the “Servicing Agreement”) dated as of September 27, 2024 between Ally Bank, Ally Auto Assets LLC, and Ally Auto Receivables Trust 2024-2.

The undersigned does hereby certify that:

a.	A review of the activities of the Servicer during the period of September 27, 2024 through December 31, 2024, and of its performance under the Servicing Agreement has been made under his supervision, and

b.	To the best of his knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement throughout such period.

Very truly yours,

/s/ David J. DeBrunner
David J. DeBrunner
Vice President, Controller & Chief Accounting Officer